Exhibit 10.1

[LOGO]

FIRSTPOWER

ANNUAL BONUS PLAN

Corporate Staff and

Shared Services

Effective January 1, 2008

1.0	OBJECTIVE

The purpose of this Annual Bonus Plan ("Plan") is to motivate employees to achieve the Company's strategic objectives, ensure linkage between rewards/performance to strategic objectives, and provide significant awards for top performance commensurate with achieved results.

2.0	PLAN PERFORMANCE PERIOD

The Plan Performance Period will be the Company's fiscal year beginning January 1st and ending December 31st annually.

3.0	ELIGIBILITY

3.1   Designated Employees in salary job grades L05 to L07, E06 and E07 may participate in the Plan provided they do not participate in any other bonus or incentive plan. Non-Employee Directors are not eligible to participate in this Plan.

3.2   Designated Employees in salary job grades L04 or E05 may be eligible to participate in the Plan provided their duties meet the following guidelines as determined by their Group or Staff Division Manager:

3.2.1 Major revenue production.

3.2.2	Significant expense control management.

3.2.3       Operating unit management with a large employee base and subordinate managers.

3.2.4       Significant responsibility to develop or recommend plans that effect corporate performance.

3.3   A written FirstPower Plan that complies with Section 5.0 must be submitted on a form approved by the Committee in order to be eligible for any incentive award under this Plan.

3.3.1       The Committee is composed of the EVP - Employee Services and any other officers of the Company as designated by the EVP - Employee Services ("Committee").

3.4   Designated Employees promoted or hired into the eligible salary job grades during the Plan Performance Period shall be automatically eligible to participate in the Plan provided they meet the criteria specified in paragraphs 3.1 and 3.2 and they are promoted or hired no later than September 30th of the plan year.

3.4.1 These employees will participate on a prorated basis according to the number of months of eligibility provided the written FirstPower Plan as described in paragraph 3.3 is submitted and approved by the Group Manager within one month from the date of hire or promotion.

3.4.2 Designated Employees promoted during the annual officer review cycle (normally in February) will be eligible to participate as if they were eligible on January 1st of the Plan year.

3.4.3 Employees hired or promoted into the eligible salary job grades after September 30th will become eligible to participate in the Plan beginning January 1 of the following Plan year.

3.5    Subject to Section 3.6, a Participant who terminates employment, either voluntarily or involuntarily, before payment of a Bonus Award is ineligible for any Bonus Award (defined as "The cash award determined by the Committee pursuant to Section 4.1, as adjusted by Sections 7.0 and 8.0) under this Plan.

3.5.1 In the event of death, disability or retirement, the Committee may at its discretion grant a Bonus Award depending on the circumstances of the particular case.

3.6    Terminated Participants who have received notice of the amount of their Bonus Award but have not received actual payment due to their execution of a deferral agreement as described herein will continue to be entitled to receive payment of their award as provided in the deferral agreement.

4.0	ADMINISTRATION AND PROCESS OF THE PLAN

4.1    Each participant in the Plan must have a FirstPower Plan (Paragraph 3.3) for the Plan Year completed and signed by his manager in accordance with the published schedule.

4.1.1 The FirstPower Plans will be held by the participant’s manager during the Plan Year.

4.1.2 The FirstPower Plans will then be forwarded to the participants' respective managers for grading in accordance with Section 6.0 and returned to the Compensation Department where the awards will be tentatively calculated.

4.1.3 Group Managers and Staff Division Managers will be provided a list of their employees by name and of the tentatively calculated awards for review.

4.1.4 Following management's review, the recommended awards will be reviewed and a Bonus Award for each Participant shall be determined and approved by the Committee whose decision is final.

4.1.5 After approval by the Committee, payment of awards under the Plan will be made as soon as practicable.

4.2    The participant may elect to defer payment of his Bonus Award by execution of the Deferral Agreement for the currently offered deferral program(s).

4.2.1	Only cash awards may be deferred.

4.3    No employee has any claim or right to be included in the Plan or to be granted a Bonus Award.

4.3.1 The designation of an individual as a participant in the Plan does not alter the nature of the Participant's employment relationship.

4.3.2 The Committee reserves the right to modify or terminate the Plan with or without notice, in whole or in part, at any time.

4.4    Employees are encouraged to be aggressive in pursuing business objectives; however, as noted in our ethics policies, employees are expected to maintain the highest level of integrity. Misrepresentation or manipulation of objectives results will be grounds for termination. Employees should consult with their manager or ESRM for guidance. Corporate ethics policies are located on Firstnet at http://www.myfirstnet.com/Corpcomm/Ethics/default.shtml.

5.0	FIRSTPOWER PLAN

5.1    The FirstPower Plan (paragraph 3.3) is a written document approved by the Committee that formalizes the participant's Key Result Areas, Specific Measures and Goals, Action Plan, Target Weighting, and percentage achievement of bonus measures.

5.2    The Key Result Areas (KRA's) should include both Financial and Strategic components.

5.2.1 As part of the goals to achieve these KRAs, goals relating to the creation of value and loyalty of all relevant constituencies (employees, customers, shareholders and communities) may be included.

5.3    Plans will normally not have more than five objectives that measure the Key Result Areas. This limitation is intended to establish a sharp focus and priority on objectives that support Company strategy.

6.0	CALCULATION OF INCENTIVE AWARDS

6.1    The maximum performance level assigned to each FirstPower plan component (i.e., Financial, Strategic) will be 100%.

6.2    Extraordinary achievement may be considered in applying a + 25% discretionary adjustment (See Section 7.0).

6.3	The maximum Bonus Award is 150% of the target award.

6.3.1 The maximum Bonus Award may be achieved with a combination of the discretionary adjustment and a positive adjustment by The Corporate Performance factor. Please refer to paragraphs 7.0 and 8.0 respectively for additional information on the discretionary adjustment and the Corporate Performance factor.

6.4	Awards as a percent (%) of eligible salary in the Plan:

Grades	Target
100%
L07, L06 and E07	45.0%
L05 and E06	40.0%
L04 and E05	20.0%

6.5    Eligible Salary is defined as actual earnings in the following payroll categories:

6.5.1	Base Pay

6.5.2	Overtime Pay

6.5.3	Paid Leave

6.5.4	Paid Time Off

6.6    Earnings under payroll categories not listed in section 6.5 are not included in the eligible salary amount for bonus calculation

7.0	DISCRETIONARY ADJUSTMENT

7.1    After the overall award is calculated, the Participant's manager shall make an evaluation of the participant's performance taking into account his or her overall performance over the year as it relates to achieving company strategy. This evaluation would consider significant individual contributions affecting the performance of the Company: i. e., initiatives regarding income production, productivity, employee and/or customer loyalty, product or process improvement, leadership initiatives, etc.

7.2    The discretionary adjustment may be +25% of the eligible Bonus Award.

7.3    The maximum Bonus Award after applying the discretionary adjustment is 125% of the target award.

7.3.1 For example, if employee in job grade E07 earning $100,000 achieves 90% of his Personal Plan, he would be entitled to a Bonus award of $18,000 ($100,000 x 20%x90%).

7.3.2 If the manager determines that a discretionary award of 10% has been earned, then an additional Bonus of $2,000 ($100,000x20%x10%) will be awarded. The total Bonus Award would be $20,000.

8.0	CORPORATE PERFORMANCE FACTOR

8.1    The Corporate Performance Factor links Plan awards to the achievement of corporate strategic objectives. This factor will apply to those participants whose positions have a significant relationship to the attainment of the Corporation’s strategic objectives.

8.1.1 Salary Job Grade L07; The Corporate Performance Factor will apply to 40% of the bonus for all Corporate and Shared Services participants. The remaining 60% of the bonus will not be adjusted for by the Corporate Performance Factor.

8.1.2 Salary Job Grades L05-L06 and E06-E07; The Corporate Performance Factor will apply to 25% of the bonus for all Corporate and Shared Services participants. The remaining 75% of the bonus will not be adjusted by the Corporate Performance Factor.

8.1.3 Salary Job Grades L04 and E05 will not be subject to The Corporate Performance Factor.

8.2    Once the Participant's award has been determined, The Corporate Performance Factor will be applied to the awards of those Participants subject to the Factor.

8.3    The Corporate Factor will be determined by the Committee and typically is defined by pertinent base Corporate financial criteria.

8.4    The Corporate Performance Factor that will be applied to the awards under this Plan will be determined at a later date.

9.0	CHANGE IN CONTROL

9.1    For purposes of this Plan, a “Change in Control” means the occurrence of any one of the following events:

9.1.1 Individuals who, on January 21, 1997, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 21, 1997, whose election or nomination for election was approved by a vote of at least three-fourths (3/4) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or no behalf of any person other than the Board shall be deemed to be an Incumbent Director;

9.1.2 Any “Person” (as defined under Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Section 13(d) or Section 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company Voting Securities; provided, however, that the event described in this paragraph (9.1.2) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:

9.1.2.1	(A) by the Company or any Subsidiary,

9.1.2.2             (B) by an employee stock ownership or employee benefit plan or trust sponsored or maintained by the Company or any Subsidiary,

9.1.2.3             (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or

9.1.2.4             (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (9.1.3);

9.1.3 The consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business combination:

9.1.3.1             (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, is represented by shares in which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination,

9.1.3.2             (B) no person (other than any employee benefit plan sponsored or maintained by the surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and

9.1.3.3             (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (9.1.3.1 (A), 9.1.3.2 (B), and 9.1.3.3 (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

9.1.3.4             The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

9.1.4 Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

9.1.5 For purposes of this Section, “Company Voting Securities” means the Company’s then outstanding securities eligible to vote for the election of the Board, and “Subsidiary” means an entity in which the Company directly or indirectly beneficially owns more than 50% of the voting securities or interests.

9.2    Notwithstanding anything herein to the contrary, in the event of a Change in Control, neither this Plan nor any corporate or individual performance criteria may be amended or terminated with respect to the Plan year in which the Change in Control occurs in a manner that will result in a decrease in Bonus Awards, and Bonus Awards will be paid on a pro-rata(1) basis through the date of the Change in Control, based on performance through the date of Change in Control, as determined by the Plan Committee.

9.3    The Committee shall exclude the effect of the payment, accrual for or incurrence of all expenses related to the Change in Control (including, but not limited to, investment banker fees, legal fees, and out-of-pocket expenses) in determining the Participant’s achievement of his personal plan goals and in applying the Corporate Performance Factor pursuant to Section 8.0 of the plan.

9.4    Payment of Bonus Awards shall be made, if triggered by subsection 9.1.3 or 9.1.4 of the definition, prior to the closing of the transaction contemplated by such subsections and shall be made immediately upon a determination that a Change in Control has occurred under subsection 9.1.1 or 9.1.2 of the definition.

10.0	Clawback

The Company will, in the event of a material restatement of the Company’s financial statements and to the extent permitted by governing law and any employment arrangements, in all appropriate cases, seek reimbursement of a portion of any incentive or bonus compensation paid or awarded to any employee for performance periods beginning on or after January 1, 2008 where: a) the payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, b) the Board or an appropriate committee thereof concludes in good faith that the employee engaged in fraud or intentional misconduct that was a material cause of the need for the restatement, and c) a lower payment or award would have been made to the employee based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual employee’s incentive or bonus compensation for the relevant period exceeded the incentive or bonus compensation that would have been paid or awarded based on the restated financial results.

________________________________

(1) “Pro-rata” means a percentage determined by dividing the number of days from the beginning of the performance period through the date of the Change in Control by 365.